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Exhibit 99.1

FOR IMMEDIATE RELEASE                              Contact:  Brad Hollinger, CEO
                                                             Clint Fegan, CFO
                                                             (717) 796-6100

                  BALANCED CARE ANNOUNCES RECAPITALIZATION PLAN

Mechanicsburg, PA, May 8, 2001 ----Balanced Care Corporation (AMEX:BAL) announced today that the Company's Board of Directors has approved a recapitalization plan, including a rights offering to its current stockholders in an amount of approximately $55.0 million. Proceeds of the recapitalization will be used to provide the Company with the funds necessary to (i) complete a restructuring of certain lease obligations, (ii) repay short-term debt, and
(iii) provide working capital. The recapitalization plan will be submitted to the Company's stockholders for approval at the upcoming annual meeting, which the Company plans to hold as soon as practicable. In the interim, IPC Advisors S.a.r.l., the owner of approximately 53% of the Company's outstanding common stock, has also agreed to provide the Company with a bridge loan in the amount of $54.0 million. Both the rights offering and the bridge loan are subject to certain approvals and conditions, including IPC's approval of the terms of the Company's lease restructuring. In order to effect the rights offering, the Company's stockholders will be asked to approve a 1-for-20 reverse stock split of the Company's issued and outstanding shares of common stock, par value $0.001, at the annual meeting. IPC, the Company's majority stockholder, has agreed to vote in favor of the recapitalization plan and the reverse stock split.

Under the rights offering, the Company's existing stockholders will receive pro rata the right to purchase (i) secured convertible debentures having a maturity of five years and bearing interest at the rate of 12% per annum, payable in cash or in kind at the Company's option and/or (ii) a substantially equivalent security. The debentures or the equivalent security will be secured by (i) subordinated security interests in certain of the Company's encumbered assets and/or (ii) the pledge of stock of certain of the Company's subsidiaries. The debentures will be convertible into shares of common stock of the Company at a price of $6.00 per share (on a post-reverse stock split basis). The Company will have the right to prepay the debentures at any time, and will have the right to require the conversion of the debentures if the price per share of common stock exceeds $9.00 (on a post-reverse stock split basis) for each of 30 consecutive trading days on the American Stock Exchange.

Common stockholders who participate in the rights offering and exercise their rights in full will preserve their proportionate
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equity ownership and voting power of the Company on a fully diluted basis.
Stockholders who do not exercise their rights in full may experience a decrease in their proportionate equity ownership and voting power. The rights issuable in connection with the rights offering will be transferable. In addition, all participating stockholders will have the right, but not the obligation, to purchase their pro-rata share of any portion of the rights offering not subscribed for by other Company stockholders. IPC has agreed to subscribe for rights in an amount sufficient to complete the recapitalization plan.

The $54.0 million bridge loan will have a four-month term and will bear interest at a rate of 12% per annum. Interest will accrue and will be payable upon maturity. Subject to necessary approvals, the bridge loan will be secured by (i) subordinated security interests in certain of the Company's encumbered assets and/or (ii) the pledge of stock of certain of the Company's subsidiaries. The Company will use the proceeds of the bridge loan, in part, to complete its lease-restructuring. The Company continues to be in negotiations with certain of its landlords to obtain purchase options, rent reductions and/or rent deferrals in consideration for certain payments to the landlords. The remainder of the bridge loan will be used to (i) retire short-term debt owed to IPC and (ii) provide working capital. As consideration for providing the bridge loan, the Company will pay a commitment fee in the amount of $1.08 million.

Although the Company believes it will reach agreement with the applicable landlords in connection with the lease restructuring and will be able to obtain the bridge loan from IPC on substantially the terms outlined above, there can be no assurance that the Company will be able to do so until such time as the applicable parties have entered into definitive agreements and all applicable conditions to closing have been satisfied or waived.

Balanced Care Corporation operates 57 facilities with system-wide capacity of 3,866 residents. When an additional facility currently under construction is in operation, the Company will operate 58 facilities with resident capacity of 3,972.

Balanced Care Corporation utilizes assisted living facilities as the primary service platform to provide an array of health care and hospitality services, including preventive care and wellness, medical rehabilitation, Alzheimer's/dementia care and, in certain markets, extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from
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expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 2000 and other reports filed with the Securities and Exchange Commission.